EXHIBIT 99.1

                                  NEWS RELEASE

                                                FOR FURTHER INFORMATION:

                                                GREGORY K. CLEVELAND
                                                TELEPHONE: (612) 305-2261
                                                BRENDA L. REBEL
                                                TELEPHONE: (701) 250-3040
                                                WEBSITE: www.bnccorp.com



                    BNCCORP REPORTS FINANCIAL RESULTS FOR THE
                               2004 THIRD QUARTER


BISMARCK, ND, October 20, 2004 - BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and brokerage/trust/financial services businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $123,000, or $0.04 per share on a diluted basis, for the third quarter ended September 30, 2004. For the same quarter of 2003, the Company reported net income of $916,000, or $0.32 per diluted share.

For the first nine months of 2004, the Company reported net income of $2.64 million, or $0.89 per diluted share, compared with net income of $3.11 million, or $1.10 per diluted share, in the same period of 2003.

Results for the 2004 periods included an expense of $688,000 related to the previously announced termination of the employment of a former officer of the Company's insurance subsidiary. The payment represented the acceleration of the remaining salary due under his multi-year employment contract.

"Our level of profitability remained relatively consistent comparing the second and third quarters of 2004, excluding the expense related to the termination of a former officer," noted Gregory K. Cleveland, BNCCORP President and Chief Executive Officer. "The recent results also reflect our continued investments in branch locations, business operations and management talent that we believe will generate profitable growth and enhance the value of our Company for the long term. While these growth initiatives have not yet translated into higher earnings, we are already beginning to see some results, especially in terms of deposit growth, loan growth, including mortgage loan financing business and rising insurance commission volume."

Mr. Cleveland noted that BNCCORP's growth initiatives during 2003 and 2004 included new branch offices in Phoenix and Scottsdale, Arizona, and Golden Valley, Minnesota. Additionally, the Company expanded its insurance segment through asset acquisitions in Salt Lake City, Utah; Tucson and Prescott Valley, Arizona; and Denver, Colorado. The Company also acquired a mortgage banking operation based in Tempe, Arizona.

Third Quarter Review

Net interest income for the third quarter of 2004 was $3.86 million, up 27.0% from $3.04 million in the same period of 2003. This increase reflected a widening of the net interest margin to 2.72% for the quarter ended September 30, 2004, from 2.21% for the same period in 2003. The 51 basis point improvement in net interest margin reflected an increase in average earning asset volume coupled with a 29 basis point increase in yield on earning assets. Importantly, average interest-bearing deposit volume increased $27.33 million and was coupled with a 31 basis point reduction in the cost of those deposits. The cost of total interest-bearing liabilities was reduced by 29 basis points in the 2004 versus 2003 third quarter.

Noninterest income was $5.60 million for the 2004 third quarter, rising 3.6% from $5.40 million for the year-ago period. Commissions generated by the Company's insurance agency subsidiary, Milne Scali & Company, Inc., were the largest contributor to noninterest income ($4.31 million), rising 23.3% from the year-ago quarter, primarily due to acquisitions. Trust and financial services income rose slightly compared with the same quarter of 2003, while loan fees, service charges, brokerage income and net gain on the sale of securities decreased. Noninterest income represented 59.20% of gross revenues for the recent quarter, versus 64.01% a year ago.

Noninterest expense for the third quarter of 2004 was $9.37 million, compared with $6.83 million in the same quarter of 2003. The increase primarily reflected higher employee and occupancy expenses due to the expansion of the Company's branch offices and insurance agency operations as well as the employment contract termination expense noted earlier.

Nine Months Review

Net interest income was $11.80 million for the first nine months of 2004, rising 19.9% from $9.85 million in the year-ago period. The net interest margin widened to 2.85% for the first nine months of 2004, from 2.44% for the same period in 2003. Net interest income and margin for the nine-month period ended September 30, 2004 were favorably impacted by the recovery of cash basis interest income of approximately $408,000 on a $4.5 million loan that had been classified as nonaccrual at December 31, 2003 and was paid in full during the first quarter of 2004. Net interest income and margin for the nine-month period ended September 30, 2003 were negatively impacted by the charge-off of interest income of approximately $287,000 on the same loan. Additionally, net interest income and margin for the nine-month periods ended September 30, 2004 and 2003 were negatively impacted by derivative contract-related transactions during the periods totaling ($53,000) and ($76,000), respectively. Without these interest income variances and derivative transactions, net interest margin for the 2004 and 2003 periods would have been 2.76% and 2.53%, respectively. A significant contribution to the improvement in net interest margin for the nine-month period ended September 30, 2004 was a 45 basis point reduction in the cost of interest-bearing liabilities caused by a 46 basis point reduction in the cost of interest-bearing deposits coupled with a 50 basis point reduction in the cost of borrowings.

Noninterest income rose to $17.66 million for the first nine months of 2004, a 10.2% increase from $16.03 million in the same period of 2003. The increase largely reflected a higher volume of insurance commissions. Trust and financial services income decreased from the year-ago period, which included a $488,000 transaction fee generated by the bank's financial services division. Noninterest income represented 59.94% of gross revenues for the recent period, compared with 61.95% for the same 2003 period. Additionally, a nonrecurring gain of $527,000 from the final resolution of a reinsurance program previously associated with Milne Scali, was reflected in other income during the recent nine-month period.

Noninterest expense for the first nine months of 2004 was $25.92 million, an increase of 29.7% compared with $19.99 million in the year-ago period, largely due to the employment contract termination expense and investments in staffing and locations, as noted previously.

Loan and Deposit Balances

Total assets were $645.0 million at September 30, 2004, rising from $621.5 million at December 31, 2003, and $595.5 million at September 30, 2003. Total loans at September 30, 2004, were $323.1 million, compared with $283.6 million at December 31, 2003, and $279.4 million at September 30, 2003. The loan growth was primarily due to new residential mortgage loan and student loan financing programs. Investment securities available for sale were $236.3 million at September 30, 2004, compared with $262.6 million at December 31, 2003, and $246.3 million at September 30, 2003, reflecting the Company's investment management strategies. Total deposits at September 30, 2004, were $426.4 million, up from $395.9 million at December 31, 2003, and $376.4 million at September 30, 2003. The $50.0 million of deposit growth over the twelve-month period ended September 30, 2004 largely reflected increases in core deposits, primarily at our recently opened branches in Arizona and Golden Valley,
Minnesota. Core deposits increased $51.5 million, or 15.3%, over that twelve-month period. Noninterest-bearing deposits increased $20.1 million, or 49.1%, over the same twelve-month period while core certificates of deposit rose $18.7 million. Brokered and national market certificates of deposit together declined $1.5 million between September 30, 2003 and September 30, 2004, while certificates of deposit in the CDARSSM program, which was initiated during the second half of 2003, totaled $15.2 million at September 30, 2004.

Total common stockholders' equity for BNCCORP was $42.2 million at September 30, 2004, equivalent to book value per common share of $14.82 (tangible book value per common share of $4.21).

At September 30, 2004, the Company's tier 1 leverage ratio was 4.43% compared with 4.90% at December 31, 2003. The tier 1 risk-based capital ratio was 6.33% at September 30, 2004 versus 7.14% at December 31, 2003. The total risk-based capital ratio was 8.98% at September 30, 2004 versus 10.63% at December 31, 2003. The change in capital ratios during the nine month period primarily reflected the payment of the 2004 earnout related to the Milne Scali acquisition (which increased goodwill by $2.6 million), the payout of the accelerated earnout related to the Milne Scali acquisition (which increased goodwill by $3.4 million) and acquisitions of three insurance agencies and a mortgage company (which increased goodwill and other intangible assets by approximately $1.6 million). The payment of the accelerated earnout is the final payment due under the Milne Scali acquisition agreement and was precipitated by the employment contract termination noted earlier.

Asset Quality

No provision for credit losses was required for the 2004 third quarter or the 2004 year to date period, versus provisions of $300,000 for the year-ago third quarter and $1.48 million for the nine months ended September 30, 2003. The ratio of total nonperforming assets to total assets improved significantly to 0.13% at September 30, 2004, compared with 1.28% at December 31, 2003 and 0.99% at September 30, 2003. The ratio of allowance for credit losses to total nonperforming loans was 396% at September 30, 2004, strengthening from 60% at December 31, 2003 and 82% at September 30, 2003. These asset quality related ratios improved during 2004 primarily because of the sharp decrease in nonperforming loans, which declined to $864,000 at September 30, 2004, from $7.95 million at December 31, 2003. This decrease was due primarily to the full payment of a $4.5 million loan and the resolution of a $2.2 million loan that resulted in a charge-off of $1.2 million (of which $975,000 was reserved for at December 31, 2003). The allowance for credit losses as a percentage of total loans was 1.06% at September 30, 2004, compared with 1.68% at December 31, 2003, and 1.73% at September 30, 2003. The ratio at September 30, 2004 is reflective of $1.60 million of charge-offs over the course of the nine-month period ended September 30, 2004, as well as the reduced reserve requirement related to the sharp decrease in nonperforming loans during the same period.

Outlook

"Looking toward the fourth quarter of 2004, we believe the Company can produce a significant improvement in earnings as compared with this year's third quarter which was impacted in particular by the employment contract termination payment mentioned earlier. Furthermore, we are especially pleased with the $51.5 million, or 15.3%, growth in core deposits over the twelve-month period ended September 30, 2004 and the positive trends emerging in yield on earning assets and the cost of interest-bearing liabilities. BNCCORP is well-positioned to enhance shareholder value in the future, through our continued emphasis on expanding our diversified base of community banking, insurance and brokerage/trust/financial services businesses, our growing presence in attractive regions and our strong asset quality," Mr. Cleveland stated.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 26 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank and its subsidiaries Milne Scali & Company, Inc. and BNC Asset Management, Inc., as well as the bank's trust and financial services division which provide a wide array of insurance, brokerage and trust and financial services. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

                          (Financial tables attached)

                                     # # #

                                      BNCCORP, INC.
                            CONSOLIDATED FINANCIAL HIGHLIGHTS

                                     For the Quarter       For the Nine Months
                                   Ended September 30,     Ended September 30,
                                 ------------------------ ----------------------
(In thousands, except per share
             data)                    2004        2003        2004        2003
-------------------------------- ------------ ----------- ----------- ----------
SELECTED INCOME STATEMENT DATA        (unaudited)              (unaudited)
Interest income.................   $  7,376    $  6,734    $  22,189   $  21,467
Interest expense................      3,518       3,697       10,386      11,620
                                 ------------ ----------- ----------- ----------
Net interest income.............      3,858       3,037       11,803       9,847
Provision for credit losses.....         --         300           --       1,475
Noninterest income..............      5,598       5,402       17,660      16,032
Noninterest expense.............      9,367       6,834       25,917      19,989
                                 ----------- ----------- ----------- -----------
Income before income taxes......         89       1,305        3,546       4,415
Income tax provision (benefit)..        (34)        389          904       1,308
                                 ----------- ----------- ----------- -----------
Net income......................   $    123    $    916    $   2,642    $  3,107
                                 =========== =========== =========== ===========
Dividends on preferred stock....   $      5    $     30    $      65    $     90
                                 ----------- ----------- ----------- -----------
Net income available to common
  stockholders..................   $    118    $    886    $   2,577    $  3,017
                                 =========== =========== =========== ===========


EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON
 SHARE
Basic earnings per common
 share..........................   $   0.04    $   0.33    $    0.92   $    1.12
                                 =========== =========== =========== ===========
DILUTED EARNINGS PER COMMON
 SHARE
Diluted earnings per
 common share...................   $   0.04    $   0.32    $   0.89    $   1.10
                                 =========== =========== =========== ===========


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                       As of
                                       -----------------------------------------
(In thousands, except share, per       September 30,  December 31, September 30,
share and full time equivalent data)       2004          2003          2003
-------------------------------------- ------------- ------------- -------------
                                        (unaudited)                 (unaudited)
SELECTED BALANCE SHEET DATA
Total assets..........................   $  644,987    $  621,477   $   595,527
Investment securities available
 for sale.............................      236,318       262,568       246,268
Total loans...........................      323,074       283,555       279,391
Allowance for credit losses...........       (3,424)       (4,763)       (4,827)
Goodwill..............................       21,834        15,089        14,526
Other intangible assets, net..........        8,403         8,373         8,077
Total deposits........................      426,434       395,942       376,425
Long term borrowings..................       10,095         8,640         8,655

Notation:
Unrealized gains (losses) in
 investment portfolio, pretax.........   $    1,300    $    1,625   $     2,635

Total common stockholders' equity ....   $   42,239    $   38,686   $    38,209
Book value per common share...........   $    14.82    $    14.07   $     14.10
Tangible book value per
 common share.........................   $     4.21    $     5.54   $      5.76
Effect of net unrealized gains on
 securities available for sale,
 net of tax, on book value per
 common share.........................   $     0.28    $     0.37   $      0.60
Full time equivalents.................          331           284           279
Common shares outstanding.............    2,849,605     2,749,196     2,709,995


CAPITAL RATIOS
Tier 1 leverage.......................        4.43%         4.90%         4.82%
Tier 1 risk-based capital.............        6.33%         7.14%         7.10%
Total risk-based capital..............        8.98%        10.63%        10.69%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                  For the Quarter         For the Nine Months
                                Ended September 30,       Ended September 30,
                              ------------------------  ------------------------
(In thousands)                   2004        2003          2004         2003
----------------------------- ----------- ------------  ------------ -----------
                              (unaudited) (unaudited)   (unaudited)  (unaudited)
AVERAGE BALANCES
Total assets.................  $ 641,284    $ 607,495     $ 627,668    $ 596,860
Loans........................    297,466      293,619       277,854      317,188
Earning assets...............    564,340      544,562       553,878      539,800
Deposits.....................    417,972      375,664       402,636      382,138
Common stockholders' equity..     41,013       37,535        40,878       37,557

KEY RATIOS
Return on average common
 stockholders' equity .......      1.14%        9.36%         8.42%       10.74%

Return on average assets.....      0.08%        0.60%         0.56%        0.70%

Net interest margin..........      2.72%        2.21%         2.85%        2.44%
Net interest margin
 adjusted for cash basis
 interest income charged
 off/recovered and impact of
 derivatives adjustments.....      2.74%        2.20%         2.76%        2.53%

Efficiency ratio ............     99.06%       80.98%        87.96%       77.24%

Noninterest income as a
  percent of gross revenues..     59.20%       64.01%        59.94%       61.95%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                         As of
                                        ----------------------------------------
                                        September 30, December 31, September 30,
 (In thousands)                              2004         2003        2003
--------------------------------------  ------------- ------------ -------------
 ASSET QUALITY                           (unaudited)                (unaudited)
 Loans 90 days or more delinquent
  and still accruing interest.........    $      27    $     38   $       --
 Nonaccrual loans.....................          837       7,913        5,922
 Restructured loans...................           --          --           --
                                        ------------- ------------ -------------
 Total nonperforming loans............          864       7,951        5,922
 Other real estate owned and
  repossessed assets..................           --          --           --
                                        ------------- ------------ -------------
 Total nonperforming assets...........    $     864    $  7,951   $    5,922
                                        ============= ============ =============
 Allowance for credit losses..........    $   3,424    $  4,763   $    4,827
                                        ============= ============ =============
 Ratio of total nonperforming loans           0.27%       2.80%        2.12%
  to total loans......................
 Ratio of total nonperforming assets
  to total assets.....................        0.13%       1.28%        0.99%
 Ratio of allowance for credit
  losses to total loans...............        1.06%       1.68%        1.73%
 Ratio of allowance for credit
  losses to total nonperforming
  loans...............................         396%         60%          82%


                                  For the Quarter        For the Nine Months
                                Ended September 30,      Ended September 30,
                              --------------------------------------------------
                                 2004        2003         2004        2003
                              ------------ ------------ ------------ -----------
 Changes in Allowance
  for Credit Losses:           (unaudited) (unaudited) (unaudited) (unaudited)
 Balance, beginning of
  period.....................  $   3,443     $  4,953    $  4,763    $   5,006
 Provision charged to
  operations expense.........         --          300          --        1,475
 Loans charged off...........        (23)        (438)     (1,596)      (1,725)
 Loan recoveries.............          4           12         257           71
                              ------------ ------------ ------------ -----------
 Balance, end of period......  $   3,424     $  4,827    $  3,424    $   4,827
                              ============ ============ ============ ===========

 Ratio of net charge-offs
  to average total loans.....    (0.01)%      (0.15)%     (0.48)%      (0.52)%
 Ratio of net charge-offs
  to average total loans,
  annualized.................    (0.03)%      (0.58)%     (0.64)%      (0.70)%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                    For the Quarter        For the Nine Months
                                  Ended September 30,      Ended September 30,
                                 ----------------------  -----------------------
(In thousands, except
  share data)                       2004        2003        2004        2003
-------------------------------  ----------  ----------  ----------  -----------
ANALYSIS OF NONINTEREST INCOME  (unaudited) (unaudited) (unaudited) (unaudited)
Insurance commissions........... $  4,312    $  3,498    $ 13,296    $ 10,983
Fees on loans...................      455         698       1,370       1,641
Service charges.................      214         239         635         667
Trust and financial services....      120          95         378         912
Net gain on sales of securities.      116         448         167         869
Brokerage income................       95         141         448         291
Rental income...................       25          68          86         145
Other...........................      261         215       1,280         524
                                 ----------  ----------  ----------  -----------
   Total noninterest income..... $  5,598    $  5,402    $ 17,660    $ 16,032
                                 ==========  ==========  ==========  ===========

ANALYSIS OF NONINTEREST EXPENSE

Salaries and employee benefits.. $  6,021    $  4,113    $ 16,194    $ 12,075
Occupancy.......................      718         564       1,973       1,750
Professional services...........      417         288       1,151         857
Depreciation and amortization...      416         369       1,226       1,085
Office supplies, telephone and
  postage.......................      381         284       1,052         893
Amortization of intangible
  assets........................      326         265         946         797
Marketing and promotion.........      244         227         783         522
FDIC and other assessments......       51          50         153         152
Other ..........................      793         674       2,439       1,858
                                 ----------  ----------  ----------  -----------
   Total noninterest expense.... $  9,367    $  6,834    $ 25,917    $ 19,989
                                 ==========  ==========  ==========  ===========

WEIGHTED AVERAGE SHARES
Common shares
 outstanding (a)................ 2,839,309   2,706,323   2,796,901   2,703,577
Incremental shares from
 assumed conversion of
 options and contingent
 shares.........................    88,167      59,795      90,706      48,272
                                 ----------  ----------  ----------  -----------
Adjusted weighted
 average shares (b)............. 2,927,476   2,766,118   2,887,607   2,751,849
                                 ==========  ==========  ==========  ===========

(a)  Denominator for Basic Earnings Per Common Share

(b)  Denominator for Diluted Earnings Per Common Share